Exhibit 99.1

Creatd, Inc. Announces Private Placement for $7.77 Million

PUBLISHED

DEC 30, 2020 9:15AM EST

Financing priced at-the-market under Nasdaq rules

FORT LEE, N.J., Dec. 30, 2020 /PRNewswire/ -- Creatd, Inc. (Nasdaq CM: CRTD, CRTDW) (“Creatd” or the “Company”), the parent company of Vocal, a proprietary technology platform for creators, today announced that it has entered into definitive securities purchase agreements in connection with a private placement of its Series E Convertible Preferred Stock (the “Preferred Stock”) and warrants to existing shareholders as well as new institutional investors. Upon the closing of the financing, which is anticipated to occur on or prior to January 4, 2021, the Company expects to receive gross proceeds of approximately $7.77 million, not including any proceeds that may be received upon exercise of the warrants. Creatd intends to use the net cash proceeds of $7,078,000 from the financing to satisfy Nasdaq’s stockholders’ equity listing requirements as well as to further accelerate the Company’s business plan, social media and digital marketing initiatives, pay non-commission financing expenses, repay all of its minimal remaining outstanding debt, and fund any additional working capital needs and accretive acquisitions.

Each share of Preferred Stock, which carries no coupon, is convertible at any time into one share of the Company’s common stock (the “Common Stock”) without further consideration paid to the Company. The Preferred Stock is convertible into a total of 1,887,810 shares of Common Stock. In addition, holders of the Preferred Stock will receive a five-year stock purchase warrant to purchase a quantity of shares of the Common Stock up to one hundred fifty percent (150%) of the number of shares of Common Stock into which the underlying Preferred Stock may be converted (a total of 2,831,715 shares of Common Stock), at an exercise price of $4.50 per share. The combined purchase price of one share of Preferred Stock, convertible into one share of Common Stock, and one and a half warrants to purchase Common Stock will be $4.12, which is priced at-the-market under Nasdaq’s rules.

The closing of the financing is subject to customary closing conditions. The Special Equities Group, a division of Bradley Woods & Co. Ltd., is acting as exclusive placement agent for the transaction.

The offer and sale of the foregoing securities are being made in a transaction not involving a public offering and have not been registered under the Securities Act of 1933, as amended (the “Securities Act”), or applicable state securities laws. Accordingly, the securities may not be reoffered or resold in the United States except pursuant to an effective registration statement or an applicable exemption from the registration requirements of the Securities Act and such applicable state securities laws.

This press release does not constitute an offer to sell or the solicitation of an offer to buy the securities, nor shall there be any sale of the securities in any state in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of such state.

About Creatd

Creatd, Inc. (Nasdaq CM: CRTD, CRTDW) empowers creators, brands, and entrepreneurs through technology and partnership. Its flagship technology, Vocal, is a best-in-class creator platform. For more information:

Creatd: https://creatd.com;

Creatd IR: https://investors.creatd.com

Vocal Platform: https://vocal.media

Investor Relations Contact: ir@creatd.com

Forward-Looking Statements

Any statements that are not historical facts and that express, or involve discussions as to, expectations, beliefs, plans, objectives, assumptions or future events or performance (often, but not always, indicated through the use of words or phrases such as “will likely result,” “are expected to,” “will continue,” “is anticipated,” “estimated,” “intends,” “plans,” “believes” and “projects”) may be forward-looking and may involve estimates and uncertainties which could cause actual results to differ materially from those expressed in the forward-looking statements. We caution that the factors described herein could cause actual results to differ materially from those expressed in any forward-looking statements we make and that investors should not place undue reliance on any such forward-looking statements. Further, any forward-looking statement speaks only as of the date on which such statement is made, and we undertake no obligation to update any forward-looking statement to reflect events or circumstances after the date on which such statement is made or to reflect the occurrence of anticipated or unanticipated events or circumstances. New factors emerge from time to time, and it is not possible for us to predict all of such factors. Further, we cannot assess the impact of each such factor on our results of operations or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements. This press release is qualified in its entirety by the cautionary statements and risk factor disclosure contained in our Securities and Exchange Commission filings.